Exhibit 5.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
The Descartes Systems Group Inc.
We consent to the use of our audit reports dated March 4, 2020, with respect to the consolidated balance sheets of The Descartes Systems Group Inc. (the “Company”), as at January 31, 2020 and January 31, 2019, the consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended January 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of January 31, 2020, incorporated herein by reference in this Registration Statement on Form F-10 and to the reference to our firm under the heading “Interest of Experts” in the prospectus.
Our report dated March 4, 2020 on the consolidated financial statements contains an explanatory paragraph indicating the Company has changed its method of accounting for leases in 2020 due to the adoption of Accounting Standard Codification (ASC) Topic 842 and for revenue from contracts with customers and income taxes related to intra-entity transfers of assets other than inventory in 2019 due to the adoption of the new revenue standard (ASC Topic 606) and amendments to the income taxes standard (ASC 740), respectively.
/s/ KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants
Toronto, Canada
July 8, 2020